Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Plan Administrator

Impac Companies 401(k)

Savings Plan

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Impac Mortgage Holdings, Inc. of our report dated October 5, 2005 relating to the statement of net assets available for benefits of Impac Companies 401(k) Savings Plan (formerly known as the Impac Funding Corporation 401(k) Profit Sharing Plan) as of December 31, 2004 and the related statement of changes in net assets available for benefits for the year then ended, and the related supplemental schedule of assets (held at end of year) as of December 31, 2004, which appears in the December 31, 2004 annual report on Form 11-K.

/s/    SQUAR, MILNER, REEHL & WILLIAMSON, LLP

Newport Beach, California

October 5, 2005